Exhibit 10.27

April 2, 2012

Dear Tim:

I am extremely pleased to offer you a promotion to the position of Chief Financial Officer and Treasurer. In this new role, you will report directly to me. We have mutually agreed that your start date for this new position shall be April 18, 2012, which will be the effective date of your promotion.

Your responsibilities will continue to be as directed by RealNetworks and myself. This position continues as a full-time, exempt, regular position.

You will accrue vacation and sick leave at the same rate you did before. Your benefits will continue uninterrupted, unless you change your work hours from full-time to something less.

You will be paid a salary, which effective as of your start date is equivalent on an annualized basis to $285,000.00 (subject to normal withholdings), payable semi monthly in accordance with our normal payroll procedures.

You remain eligible to participate in RealNetworks' Executive MBO Incentive Plan; however your new annual target shall be 75% of your new base salary or $213,750.00 for an annualized total compensation target of $498,750.00, as described in further detail below. For the 2012 plan year, your annual target will be prorated as follows:

•	For the period Jan 1- April 30, 2012 your annual target for the 2012 plan year was 30% so 4/12th of a full year's target at 30% of your former base salary is $24,500.

•	For the period May 1 - Dec 31, 2012 your annual target for the 2012 plan year is 75% so 8/12th of a full year's target at 75% of your new base salary is $142,500.

You are also eligible to receive additional equity as follows:

1.
A Performance Share Unit (PSU) target grant in the amount of 40,000 shares which if earned, will vest on December 31, 2013. The PSU Executive Plan for 2012 is currently under review by the Compensation Committee, and the grant of the PSU remains subject to the approval of the Compensation Committee. The details of your PSU grant as well as the PSU Executive Plan will be provided under separate cover following approval by the Compensation Committee.

2.
A Promotional Share Grant of 16,000 RSUs effective as of your start date, which vest over two years, subject to your continued employment through the vesting dates and subject to applicable tax withholdings. The details of your Promotional grant will be provided within the next 30 days under separate cover.

As Chief Financial Officer and Treasurer, you are subject to modified notice and severance terms. The notice and severance terms set forth in this letter supersede any and all provisions you may have previously received from RealNetworks.

In the event that RealNetworks terminates your employment without "cause" (as defined in Exhibit A), and in consideration for your signing and not revoking a customary separation and release agreement to be provided by RealNetworks, RealNetworks will provide you with (a) a lump sum payment equal to 12 months of your then current base salary on the payment terms set forth in this letter, and (b) RealNetworks-paid COBRA health care coverage (assuming you elect COBRA) for a period not to exceed 12 months from your termination date.

Exhibit 10.27

You agree that prior to voluntarily terminating your employment for any reason, you will provide RealNetworks with three (3) months' notice. After receipt of such notice RealNetworks may, at its election, direct you to continue your work for RealNetworks for up to three (3) months at your thencurrent base salary. In consideration for fulfilling the foregoing notice provision and for signing and not revoking a separation and release agreement, RealNetworks will pay you a lump sum payment equal to three (3) months of your then current base salary.

Any severance payments and benefits (other than COBRA reimbursements which will be made as incurred) will be made to you as soon as administratively practicable following your termination of employment but subject to Exhibit A, which contains important additional details regarding the timing of payment (including rules to help avoid your being subject to additional taxes under section 409A of the Internal Revenue Code).

In addition to the notice and severance benefits offered above, in the event of a "Change in Control," the Company agrees to provide you certain benefits as set forth in its Change of Control and Severance Agreement to be effective as of your start date, which agreement will be provided under separate cover shortly.

You will continue to be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.

Our employment relationship will remain terminable at will, which means that either you or RealNetworks may terminate your employment at any time and for any reason or no reason without further obligation or liability.

REALNETWORKS PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW

This letter and the newly executed Development, Confidentiality and Noncompetition Agreement attached herein, the RealNetworks, Inc. 2005 Stock incentive Plan, together with the performance and promotional grant documents and the Change of Control and Severance Agreement (to be provided separately), contain the entire agreement between you and RealNetworks relating to your new job. This letter may not be modified except in writing signed by both you and RealNetworks. Any disputes regarding this letter or your employment with RealNetworks shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter is deemed to be invalid or unenforceable, at RealNetworks' option, the remaining terms shall continue in full force and effect. You agree to keep the terms of this letter and your offer strictly confidential and not to disclose them to anyone other than your spouse or partner, tax advisors and attorneys, provided you first obtain their agreement to keep the terms confidential.

If you have questions about this letter, please let me know.

This offer reflects our appreciation for your past contributions and our commitment to your continued career growth and success at RealNetworks.

Sincerely,

/s/ Thomas Nielsen
Thomas Nielsen
Chief Executive Officer

Exhibit 10.27

RealNetworks, Inc.

I have read and agree to the terms of employment contained and/or referenced in this letter, including the attached Development, Confidentiality and Noncompetition Agreement.

/s/ Tim Wan

Date: April 12, 2012

Exhibit 10.27

Exhibit A

Definition of "Cause"

For purposes of this letter, "cause" will mean the occurrence of any of the following: 1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to RealNetworks; (2) your substantial and continuing failure after written notice thereof to render services to the RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty involving RealNetworks or any of its subsidiaries, resulting in any case in material harm to RealNetworks; or (4) your violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries, resulting in material harm to RealNetworks.

COBRA Reimbursement

If you become entitled to RealNetworks-paid COBRA reimbursement and RealNetworks, in its sole discretion, determines that it cannot provide the company-paid COBRA benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), RealNetworks will, in lieu thereof, provide to you a lump sum cash payment equal to the aggregate COBRA premiums that you would be required to pay to continue your group health coverage in effect on the last date of employment with RealNetworks (which amount will be based on the premium for the first month of COBRA coverage), which will be made regardless of whether you elect COBRA continuation coverage.

Release and Section 409A

The receipt of any severance benefits pursuant to this letter will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by RealNetworks (the "Release") and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the "Release Deadline"). If you do not execute the Release on or prior to the date set forth in the Release for you to consider it, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest on the first payroll date after the Release becomes effective and irrevocable.

It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements ("Section 409A") so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and RealNetworks agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, "Deferred Compensation") or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a "separation from service" within the meaning of Section 409A. However, unless a later date is required by the next sentence, any severance payments or benefits under this letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service and any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for this sentence will be paid to you on the sixtieth (60th) day

Exhibit 10.27

following your separation from service and the remaining payments shall be made as provided in this letter. Further, if at the time of your termination of employment, you are a "specified employee" within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier.